Exhibit 99.1

Press Release dated July 6, 2007

☐NEWS☐

FOR RELEASE: July 6, 2007

PetroHunter Energy Corporation Announces Change in Management

Denver, Colo. – July 6, 2007 – PetroHunter Energy Corporation (OTC BB: PHUN) (“PetroHunter”) announced that Dr. Thomas S. Ahlbrandt resigned his positions as Director, Chairman of the Board and Chief Executive Officer of PetroHunter Energy Corporation, and that the Company has named Charles B. Crowell to be acting Chairman and Chief Executive Officer of the Company. Mr. Crowell will continue in his position as a director of the Company. However, as a result of Mr. Crowell’s appointment as Chief Executive Officer, he will no longer serve on the Audit or Compensation Committees of the Board of Directors. The Company also appointed Martin B. Oring as an independent director to fill the vacancy created by Dr. Ahlbrandt’s resignation and to replace Mr. Crowell on the Company’s Audit and Compensation Committees. Dr. Ahlbrandt will remain an employee of the company in the capacity of Vice President of Exploration and Chief Geologist, and will continue to devote his attention to the company’s oil and gas prospects. All of these changes became effective July 3, 2007.

Charles B. Crowell

Mr. Crowell has served as a Director of the Company since February 2007 and was the Chairman of the Audit and Compensation Committees. In addition to his service to the Company, Mr. Crowell has been a practicing attorney and an officer of and consultant to oil and gas companies for 38 years. Mr. Crowell has held executive positions at several public and private companies, including manager and principal of Enigma Energy Company, LLC, Dallas, Texas; and Executive Vice President, of Administration of Triton Energy Corporation. Mr. Crowell has also served and continues to serve as a director in several other public companies, including Gasco Energy, Inc., Denver Colorado (2002-present) and Vice Chairman of the Board (2003-present); Comanche Energy, Inc., Tulsa, Oklahoma (1999-2000); Arakis Energy Corporation, Calgary, Alberta, Canada (1997-1998); Aero Services International, Inc., Newtown, Pennsylvania (1989-1993) (Chairman of the Board 8/90-12/92); and Triton Europe, plc., The Hague, The Netherlands (1989-1993).

In accepting the roles of Chairman and CEO of PetroHunter, Mr. Crowell stated, “I want to thank the PetroHunter board for the confidence they’ve shown by appointing me Chairman and Chief Executive Officer. This company has great assets and I look forward to the challenges and rewards in helping to develop those assets."

Dr. Thomas Ahlbrandt

A world-renowned Geologist, Dr. Ahlbrandt has been with the Company since June 2006. Prior to his appointment as Chairman of the Board and Chief Executive Officer in February 2006, he served as Vice President of Exploration and Chief Geologist. Dr. Ahlbrandt has been in the oil and gas business for 41 years, most recently as Project Chief for World Energy Project of the U.S. Geological Survey, where he formed the World Energy Consortium of 38 organizations. He currently serves as the Vice Chairman for the United Nations Committee (UNECE), Ad Hoc Group of Experts on the Supply of Fossil Fuels. Dr. Ahlbrandt also served on the Executive Committee of the American Association of Petroleum Geologists (AAPG) as Chairman of the House of Delegates from 1995 to 1996. He has received numerous awards including distinguished Lecturer of the AAPG, the Distinguished Service Award from AAPG, Outstanding Scientist from the Rocky Mountain Association of Geologists, Distinguished Alumnus of the University of Wyoming and Meritorious Service Award from the Department of the Interior.

Outgoing Chairman and CEO, Thomas Ahlbrandt, stated, "I look forward to working with the new management team and resuming my position as the Company’s Vice President of Exploration and Chief Geologist. Mr. Crowell has the background and the extensive hands-on management experience necessary to take PetroHunter into its next phase of development and expansion.”

Martin B. Oring

Martin B. Oring is an executive in the financial services and energy industries, and a recognized expert in the areas of analyzing business problems, identifying cost reduction opportunities, developing new financial products, and negotiating and implementing transactions. Prior to forming his current business in 2001, Wealth Preservation, LLC, Mr. Oring had extensive experience as a member of management in several companies, including Prudential Securities (Managing Director Executive Services), Chase Manhattan Corporation (Manager of Capital Planning), and Mobil Corporation (Manager, Capital Markets & Investment Banking). He has served and will continue to serve as a director of Parallel Petroleum Corporation, located in Midland, Texas.

About PetroHunter Energy Corporation

PetroHunter Energy Corporation, through the operations of its wholly-owned subsidiaries, PetroHunter Operating Company and Sweetpea Corporation Pty Ltd, is a global oil and gas exploration and production company with primary assets consisting of various oil and gas leases and related interests in oil and natural gas properties, including approximately 270,000 net mineral acres in Colorado, Utah and Montana, and over 7,000,000 net mineral acres in Australia.

MAB Resources LLC is the largest shareholder in PetroHunter. Marc A. Bruner is the controlling owner of MAB Resources LLC.

PetroHunter Energy Corporation shares trade in the United States on the Over-the-Counter Bulletin Board (OTC BB: PHUN).

Contacts:

PetroHunter Energy Corporation

Corporate Address

1875 Lawrence Street, Suite 1400

Denver Colorado 80202 USA

Phone (303) 572-8900, Fax (303) 572-8927

Charles B. Crowell	Chairman and CEO
(303) 572-8900
Garry D. Lavold	President and COO

(303) 572-8900

Michael K. Lam	Corporate Development North America

(416) 303-8810

Alexander Hubbard-Ford	Corporate Development Europe

+44 (0) 79 8448 1541

Brad Long	Investor Relations

(866) 795-3436

(360) 332-4013

Investor Relations Contacts

United States	CTA Integrated Communications
Bevo Beaven	Vice President/General Manager

(303) 665-4200

United Kingdom	4C Burvale
Carina Corbett, John Carrick Smith	+44 (0) 20 7559 6710

Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.

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